Exhibit (a)(1)(D)

CYBERDEFENDER CORPORATION

TRANSMITTAL LETTER

This Offer expires at 9:00 p.m., Pacific Time, on August 17 , 2009 unless the Offer is extended.

INSTRUCTIONS TO TRANSMITTAL LETTER

1.           DEFINED TERMS.  All terms used in this transmittal letter but not defined have the meaning ascribed to them in the Offer to Amend Certain Outstanding Warrants dated June 29, 2009, as amended on July 28, 2009 (the “Offer”).  Unless the context requires otherwise, references in this transmittal letter to “CyberDefender,” “we,” “us,” “our,” and “ours” mean CyberDefender Corporation.

2.           EXPIRATION DATE.  The Offer expires at 9:00 p.m., Pacific Time, on August 17 , 2009, unless the Offer is extended.

3.           EXERCISE OF WARRANT(S).  If you intend to exercise your Warrant(s) in accordance with the Offer, you must sign this transmittal letter, complete and sign the Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer and send us these documents along with your executed Amendment(s) and good funds in the amount of the exercise price stated in the Warrant(s).

4.           DELIVERY OF TRANSMITTAL LETTER.  A signed copy of this transmittal letter, the completed and signed Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer, your executed Amendment(s) and good funds in the amount of the exercise price must be received by us before 9:00 p.m., Pacific Time, on August 17 , 2009 (or such later date as may apply if the Offer is extended).  You must deliver these documents by emailing a “PDF” copy to kevin@cyberdefender.com, or by faxing them to Kevin Harris at (213) 689-8640 or by delivering them to us at 617 West 7th Street, Suite 401, Los Angeles, California 90017.  If you choose to pay the exercise price by check made payable to CyberDefender Corporation, you must mail the check to:

Cyberdefender Corporation
617 West 7th Street, Suite 401
Los Angeles, California 90017
Attn:  Kevin Harris

5.           WIRE TRANSFER OF EXERCISE PRICE.  Following is the information you will need if you wish to wire the payment of the exercise price:

Union Bank of California
11661 San Vicente Boulevard
Los Angeles, California 90049
ABA Number:  122000496
Account Number:  3000149615
Beneficiary:  CyberDefender Corporation

Your election will be effective only upon receipt by us of this transmittal letter, the Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer, the executed Amendment(s) and good funds in the amount of the exercise price.  E-mail without the required Exercise Documents attached and voice-mail will NOT be accepted as a valid manner of election.

If you have questions about delivery, you may contact Kevin Harris by email to kevin@cyberdefender.com or facsimile to (213) 689-8640.  You should review the Offer before making your election.

6.           SIGNATURES.  Please sign and date the transmittal letter, complete, sign and date the Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer and execute the Amendment(s) prior to transmitting them and the exercise price.

7.           REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.  Any questions or requests for assistance, as well as requests for additional copies of the Offer or this transmittal letter may be directed to Kevin Harris by email to kevin@cyberdefender.com or facsimile to (213) 689-8640.  Copies will be furnished promptly at our expense.

8.           IRREGULARITIES.  We will determine, in our discretion, all questions as to the number of shares subject to Warrants exercised and the validity, form, eligibility (including time of receipt) and acceptance of any exercise of Warrants.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Warrant exercises that we determine are not in appropriate form or that we determine are unlawful to accept.  We may waive any defect or irregularity in any exercise with respect to any Warrants or any Warrant Holder before the expiration of the Offer.  No Exercise Documents will be accepted until the Warrant Holder exercising the Warrants has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exercise of any Warrants, and no one will be liable for failing to give notice of any defects or irregularities.

9.           CONDITIONAL OR CONTINGENT OFFERS.  We will not accept any alternative, conditional or contingent Warrant exercise.

TRANSMITTAL LETTER

Cyberdefender Corporation
617 West 7th Street, Suite 401
Los Angeles, California 90017

I have received the Offer, this transmittal letter, the Election to Exercise Warrant and the Amendments.

I acknowledge that:

I, the undersigned, accept the terms and conditions of the Offer and hereby exercise my Warrant(s) by purchasing 30% of the Common Stock covered by the Warrant(s), after giving effect to an increase of 10% of the Common Stock covered by the Warrant(s).  I have included my executed Amendment(s) and a completed and signed Election to Exercise Warrant listing each Warrant that I wish to exercise pursuant to the Offer.  I have also

[   ] delivered a check for good funds in the amount of the exercise price set forth in the original Warrant Agreement(s), or

[   ] wired funds in the amount of the exercise price set forth in the original Warrant Agreement(s).

I understand that, upon acceptance by CyberDefender Corporation, the Offer and this transmittal letter will constitute a binding agreement between CyberDefender Corporation and me.

I understand that, as described in the Offer, my acceptance of the Offer and delivery of the applicable Amendment(s) means that the unexercised balance of my Warrant(s) exercised pursuant to the Offer, if any, will no longer include either a Cashless Exercise Provision or a Down Round Provision.

I acknowledge that CyberDefender Corporation has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

I agree to all of the terms and conditions of the Offer.

Dated:  ___________, 2009

(Signature)

(Print Name)